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                                                                    EXHIBIT 99.2

                                  May 4, 2000

Mr. Howard Wolf
Fulbright & Jaworski L.L.P.
600 Congress Avenue, Suite 2400
Austin, Texas 78701

Dear Mr. Wolf:

Earlier this week a small delegation of members of the Board of Directors of Sterling Bancshares, Inc. and certain members of Sterling's senior management met with Edgar J. Marston III of Bracewell & Patterson L.L.P. to discuss your letter dated April 27, 2000 to me, as Chairman of Sterling. Based upon the results of that meeting, the Board of Sterling asked me to send you this letter on its behalf.

While the Board does not intend to address all of the matters raised in your letter since many are based on misconceptions or dated information, the Board does want to emphasize the following points:

   . The members of the Board are fully aware of their duties and responsibilities under Texas law to the shareholders of Sterling.

   . In late 1995 the management of Sterling developed a multi-faceted, long term business strategy to assist in the determination of whether the Board should pursue a sale of Sterling or make a large investment to upgrade Sterling's core data processing capabilities. The Board concluded that the pursuit of management's strategy would deliver superior value to Sterling's shareholders over the long term.

   . Since that time, most major decisions of the Board, including those relating to the acquisition of existing banks, have been evaluated in terms of whether they are consistent with the realization of Sterling's long term business objectives.

   . From time to time, Sterling receives acquisition overtures. The Board continues to believe, however, that adherence to Sterling's long term business strategy will deliver superior value to Sterling's shareholders. Therefore, it has no present intention of hiring an investment banker to find a buyer for Sterling to create a liquidity event for you.

   . The Board is not concerned about being "marginalized" by continuing to pursue a business strategy that has delivered twelve consecutive years of record earnings, a compounded annual growth rate in earnings per share of 16% for the last five years and a return on equity of 17% for each of the last five years.

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Mr. Howard Wolf
May 4, 2000
Page 2

     . While Sterling is not for sale, the Board wants to emphasize that it will consider alternatives to the continued implementation of Sterling's long term strategy, including a sale of the enterprise, that the Board believes could deliver superior value to Sterling's shareholders. To facilitate the expeditious consideration of such proposals, the Board has asked the outside directors who sit on the Executive Committee to assist in screening acquisition proposals presented to Sterling.

     . Your dismissal of the wisdom of Sterling's expansion into the Dallas market evidences a lack of appreciation of Sterling's core business strategy. The best possible market for the implementation of Sterling's strategy of pursuing and serving the owner-operated business customer is a market dominated by large bank holding companies, such as Dallas, where the large banks are unable or unwilling to serve the needs of Sterling's targeted customers.

     . Finally, in response to your observation that "management has lost touch with the aspirations of a majority of the shareholders", the Board notes that the company's executive officers and directors own beneficially in the aggregate approximately 18% of the outstanding common stock. I personally account for about 3%, and outside directors account for approximately another 15%. Under the circumstances, the Board believes that the economic interests of management in the future of Sterling are precisely aligned with, and in fact identical to, the economic interests of most of the shareholders.

We are filing a copy of your letter and this response with the Securities and Exchange Commission on a Form 8-K so that everyone will have a clear understanding of the Board's position on these matters.

If you have any questions, please feel free to call me at 713-507-2627. The Board encourages open communications between the shareholders of the Company and Sterling's senior management.


                                       Cordially,

                                       /s/  GEORGE MARTINEZ

                                       George Martinez, Chairman,
                                       for the Board of Directors

cc:  Sterling Board of Directors